Lordstown Motors Reports Third Quarter 2021 Financial Results

LORDSTOWN, OH (November 11, 2021) – Lordstown Motors Corp. (Nasdaq: RIDE), (“Lordstown Motors” or “LMC”), a provider of electric light duty trucks focused on the commercial fleet market, today released its third quarter 2021 financial results, and provided a business and financial outlook update.

Third Quarter and Recent Key Business Highlights

●	Reported third quarter 2021 net loss of $95.8 million, capex of $79.9 million and cash of $233.8 million on September 30, 2021.
●	Executed an asset purchase agreement with an affiliate of Hon Hai Precision Industry (“Foxconn”) that will culminate in the transfer of the Lordstown plant to Foxconn, and a plan to establish a contract manufacturing agreement whereby Foxconn will manufacture the Endurance.
●	Agreed to pursue a joint venture agreement with Foxconn to jointly design and develop vehicle programs for the commercial market in North America and internationally using Foxconn’s Mobility in Harmony (“MIH”) open electric vehicle platform.
●	Signed an MoU with Cox Automotive Inc. with a mutual goal to provide service and support to all Lordstown Motors electric vehicle fleet customers.
●	Received $50 million equity investment from Foxconn in October at approximately $6.90 per share; $230 million purchase price of the Lordstown plant would be pre-funded with three down payments — $100 million on or about November 18th, $50 million on February 1, 2022, and $50 million no later than April 15, 2022, subject to certain conditions. At closing the remaining $30 million purchase price, along with reimbursement for certain operating and capital costs from September 1, 2021 through closing will be paid.
●	Net loss includes non-cash items of $11.1 million in intangible asset amortization, $6.6 million in stock compensation, and a $3.3 million gain on a fair value adjustment of warrants.

Executive Commentary

“The third quarter marked a significant strategic shift for Lordstown Motors,” said Dan Ninivaggi, Chief Executive Officer of Lordstown, “We announced our Agreement in Principle (“AIP”) with Foxconn regarding the sale of our Lordstown, Ohio assembly plant and the negotiation of a contract manufacturing agreement. The definitive Asset Purchase Agreement with Foxconn, implementing the AIP, was executed earlier this week.”

“Our partnership with Foxconn will unlock the tremendous potential of the Lordstown automotive plant, enable us to reduce the overall cost of bringing the Endurance to market, and position us to be able to jointly develop vehicles with a partner that has significant scale, manufacturing expertise, and a commitment to electric vehicle manufacturing as one of its key global strategic priorities. As part of the transaction, LMC and Foxconn have agreed to pursue a joint venture to jointly design and develop commercial vehicle programs for North America and internationally using Foxconn’s “MIH” open EV platform. Working collaboratively with Foxconn, we expect to be able to bring future vehicles to market faster and more efficiently.”

“Our organization’s top priority has remained bringing the Lordstown Endurance full size all-electric pickup to market as quickly and efficiently as possible. In the third quarter, we continued to build and test prototype vehicles. We also continued to execute on our ‘commercial fleet first’ strategy, and have received additional non-binding indications of interest from a number of commercial customers, including fleet management companies. We have a unique vehicle in the biggest part of the market targeting commercial customers. As such, we believe that as potential future customers demo our vehicles, interest in the Endurance will grow, laying the groundwork for building out our order book as we get closer to commercial production.”

“Since the beginning of the fourth quarter, we have begun building the first of what we expect to be approximately 100 pre-production vehicles that we will use to pursue a variety of validation activities aimed at achieving full homologation. This is a modest delay from earlier expectations as component and material shortages, along with other supply chain challenges, remain an issue for Lordstown Motors just as they are for the industry at large. We now expect that commercial production and deliveries of the Endurance will begin in the third quarter of 2022.”

Please refer to “Forward Looking Statements” below.

2021 Financial Outlook

We are updating the financial outlook for 2021 that we previously provided on September 30th. Revised guidance is as follows:

●	Endurance commercial production and deliveries beginning in the third quarter of 2022; building a limited number of vehicles for testing, validation, verification, and regulatory approvals during the remainder of 2021 and the first quarter of 2022.
●	Cash balances of between $150 million and $180 million as of December 31, 2021, inclusive of the anticipated down payment of $100 million to be made by Foxconn under the Asset Purchase Agreement in November, and $15 million in issuances under the equity purchase agreement in October, but exclusive of any other potential financings.
●	Capital expenditures of between $330 million and $350 million for the full year 2021, down from $375 million to $400 million, largely as a result of the timing of purchases related to tooling and production readiness.
●	Selling, general and administrative (SG&A) expenses of between $105 million and $120 million and research and development (R&D) costs of between $320 million and $340 million, for the full year 2021, in each case unchanged.

Please refer to “Forward Looking Statements” below.

Conference call Information

Lordstown Motors will host a conference call at 4:30 p.m. Eastern Time today (Thursday, November 11, 2021). The call can be accessed via a live webcast that is accessible on the Events page of Lordstown Motors’ Investor Relations website, as well as the investor presentation deck, at https://investor.lordstownmotors.com/. An archive of the webcast will be available shortly after the call.

Financial Results

Lordstown Motors Corp.

Consolidated Statement of Operations

(Amounts in thousands, except per share data -- Unaudited)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net sales	$—	$—	$—	$—
Operating expenses
Selling, general and administrative expenses	31,281	12,033	79,468	20,710
Research and development expenses	56,890	29,966	225,246	43,220
Amortization of intangible assets	11,111	—	11,111	—
Total operating expenses	$99,282	$41,999	$315,825	$63,930
Loss from operations	(99,282)	(41,999)	$(315,825)	$(63,930)
Other income (expense)
Other income (expense)	3,467	58	(13,788)	2,530
Interest income (expense)	9	(557)	396	(921)
Loss before income taxes	$(95,806)	$(42,498)	$(329,217)	$(62,321)
Income tax expense	—	—	—	—
Net loss	$(95,806)	$(42,498)	$(329,217)	$(62,321)
Loss per share attributable to common shareholders
Basic & Diluted	(0.54)	(0.57)	(1.86)	(0.85)
Weighted-average number of common shares outstanding
Basic & Diluted	178,761	73,951	176,573	73,273

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Lordstown Motors Corp.

Consolidated Balance Sheets

(Amounts in thousands except share data -- Unaudited)

		Restated
	September 30, 2021	December 31, 2020
ASSETS:
Current Assets
Cash and cash equivalents	$233,831	$629,761
Accounts receivable	—	21
Prepaid expenses and other current assets	22,916	24,663
Total current assets	$256,747	$654,445
Property, plant and equipment	362,391	101,663
Intangible assets	—	11,111
Other non-current assets	4,750	—
Total Assets	$623,888	$767,219
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities
Accounts payable	$48,666	$32,536
Accrued and other current liabilities	39,187	1,538
Total current liabilities	$87,853	$34,074
Note payable	—	1,015
Warrant liability	3,529	101,392
Total liabilities	$91,382	$136,481
Stockholders’ equity
Class A common stock, $0.0001 par value, 300,000,000 shares authorized; 182,074,899 and 168,007,960 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	$18	$17
Additional paid in capital	996,146	765,162
Accumulated deficit	(463,658)	(134,441)
Total stockholders’ equity	$532,506	$630,738
Total liabilities and stockholders' equity	$623,888	$767,219

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Lordstown Motors Corp.

Consolidated Statements of Cash Flow

(Amounts in thousands except share data -- Unaudited)

	Nine months ended	Nine months ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities
Net loss	$(329,217)	$(62,321)
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation	12,365	2,022
Non-cash change in fair value related to warrants	14,918	—
Amortization of intangible assets	11,111	—
Forgiveness of note payable	(1,015)	—
Gain on disposal of fixed assets	—	(2,346)
Changes in assets and liabilities:
Accounts receivables	21	(20)
Prepaid expenses	(3,001)	(4,794)
Accounts payable	10,929	20,587
Accrued expenses and other current liabilities	37,649	11,267
Cash used by operating activities	$(246,240)	$(35,605)

Cash flows from investing activities
Purchases of capital assets	$(255,528)	$—
Proceeds from the sale of capital assets	—	2,396
Cash (used by) provided by investing activities	$(255,528)	$2,396

Cash flows from financing activities
Cash proceeds from exercise of warrants	$82,016	$—
Proceeds from Equity Purchase Agreement	20,000	—
Issuance of common stock	3,822	6,404
Proceeds from notes payable	—	44,353
Cash provided by financing activities	$105,838	$50,757
Decrease in cash and cash equivalents	$(395,930)	$17,548
Cash and cash equivalents, beginning balance	629,761	2,159
Cash and cash equivalents, ending balance	$233,831	$19,707

About Lordstown Motors Corp.

Lordstown Motors is an electric vehicle (EV) innovator developing high-quality light duty commercial fleet vehicles, with the Endurance all electric pick-up truck as its first vehicle being launched in the Lordstown, Ohio facility. Lordstown Motors has engineering, research and development facilities in Farmington Hills, Michigan and Irvine, California. For additional information visit www.lordstownmotors.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” “expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; our liquidity position ; the need to raise substantial additional capital to continue ongoing operations; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain binding purchase orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; supply chain disruptions; the potential inability to source essential components; our inability to develop a sales distribution network; the ability to protect our intellectual property rights; and the failure to obtain required regulatory approvals. Furthermore, potential supply chain disruptions, and their consequences on testing and other activities, could present challenges that impact the timing of our commercial production. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. In addition, the closing of the transactions contemplated by the Asset Purchase Agreement is subject to certain conditions, including regulatory approvals and the negotiation and execution of a contract manufacturing agreement, so there can be no assurance that the transactions will be completed in a timely manner or at all. Further, there can be no assurance we will enter into a definitive joint venture agreement with Foxconn to co-design and develop vehicle programs.

Contacts:

Investors

Carter W. Driscoll, CFA

lordstownIR@icrinc.com

Media

Kimberly Spell

Kimberly.Spell.ext@lordstownmotors.com